EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Form S-1

(Form Type)

Kenilworth Systems Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock	457(o)			$4,850,933	0.00014760	$716.00
		Total Offering Amounts				$4,850,993		$716.00
		Total Fees Previously Paid				0		$—
		Net Fee Due				716.00		$716.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.